Exhibit 99.1

Neiman Marcus, Inc. Reports Third Quarter Results

DALLAS--(BUSINESS WIRE)--June 4, 2013--Neiman Marcus, Inc. today reported financial results for the third quarter of fiscal year 2013. For the 13 weeks ended April 27, 2013, the Company reported total revenues of $1.10 billion compared to $1.06 billion in the prior year. Comparable revenues increased 3.6 percent. Operating earnings for the third quarter of fiscal year 2013 were $150.3 million compared to $146.6 million for the third quarter of fiscal year 2012.

The Company reported net earnings of $70.8 million for the third quarter of fiscal year 2013 compared to $62.6 million in the prior year, an increase of 13.0 percent. EBITDA for the third quarter of fiscal year 2013 was $196.0 million compared to EBITDA of $191.2 million in the third quarter of fiscal year 2012.

For the 39 weeks ended April 27, 2013, the Company reported total revenues of $3.53 billion compared to $3.34 billion in the prior year. Comparable revenues increased 4.8 percent. The Company reported operating earnings for the 39 weeks ended April 27, 2013 of $402.5 million compared to operating earnings of $378.1 million for the comparable period a year ago, an increase of 6.5 percent.

The Company reported net earnings of $160.8 million for the 39 weeks ended April 27, 2013. Excluding the $9.4 million after-tax loss on debt extinguishment as described below under “Other Items,” the Company’s adjusted net earnings for the 39 weeks ended April 27, 2013 were $170.2 million compared to net earnings of $151.1 million in the prior year, an increase of 12.6 percent. EBITDA for the 39 weeks ended April 27, 2013 was $538.9 million compared to EBITDA of $511.9 million for the 39 weeks ended April 28, 2012.

Other Items

The Company incurred a pre-tax loss on debt extinguishment of $15.6 million (or $9.4 million after-tax) which included 1) costs of $10.7 million related to the tender and redemption of its senior subordinated notes and 2) the write-off of $4.9 million of debt issuance costs related to the extinguished debt facility. The total loss on debt extinguishment was recorded in the second quarter of fiscal year 2013 as a component of interest expense.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Tuesday, June 4, 2013 beginning at 10:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures adjusted net earnings, which excludes certain charges such as the Company's loss on debt extinguishment, and EBITDA. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company's business, evaluate its performance relative to other companies in its industry, provide useful information to both management and investors by excluding certain items that may not be indicative of the Company's core operating results and, in the case of EBITDA, help investors to evaluate the Company’s ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation. These measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of EBITDA as a non-GAAP financial measure, see page 8 of this release.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including changes in the level of goods and/or changes in the form in which such goods are made available to us for resale; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	April 27,	April 28,
(in thousands)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$68,559	$64,696
Merchandise inventories	995,395	945,792
Other current assets	121,842	120,410
Total current assets	1,185,796	1,130,898

Property and equipment, net	897,401	887,916
Goodwill and intangible assets, net	3,057,554	3,105,015
Other assets	73,768	76,187
Total assets	$5,214,519	$5,200,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251,237	$246,511
Accrued liabilities	437,992	452,707
Total current liabilities	689,229	699,218

Long-term liabilities:
Asset-based revolving credit facility	20,000	125,000
Long-term debt	2,682,028	2,681,833
Deferred income taxes	617,713	665,126
Other long-term liabilities	414,337	329,147
Total long-term liabilities	3,734,078	3,801,106

Total shareholders’ equity	791,212	699,692
Total liabilities and shareholders’ equity	$5,214,519	$5,200,016

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 27,	April 28,	April 27,	April 28,
(in thousands)	2013	2012	2013	2012

Revenues	$1,098,267	$1,057,727	$3,529,169	$3,340,016
Cost of goods sold including buying and occupancy costs	663,317	628,069	2,230,446	2,094,808
Selling, general and administrative expenses	248,676	251,003	790,469	771,714
Income from credit card program	(13,315)	(12,495)	(39,529)	(38,393)
Depreciation expense	34,067	32,558	100,947	95,713
Amortization of intangible assets	7,251	7,529	22,308	24,717
Amortization of favorable lease commitments	4,385	4,469	13,155	13,408
Equity in loss of foreign e-commerce retailer	3,607	-	8,858	-

Operating earnings	150,279	146,594	402,515	378,049
Interest expense, net	32,346	44,354	134,765	130,533

Earnings before income taxes	117,933	102,240	267,750	247,516

Income tax expense	47,168	39,600	106,934	96,372

Net earnings	$70,765	$62,640	$160,816	$151,144

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 27,	April 28,	April 27,	April 28,
(dollars in millions)	2013	2012	2013	2012

REVENUES:
Specialty Retail Stores	$855.7	$846.9	$2,754.7	$2,671.0
Online	242.6	210.8	774.5	669.0
Total	$1,098.3	$1,057.7	$3,529.2	$3,340.0

OPERATING EARNINGS:
Specialty Retail Stores	$135.1	$135.6	$366.2	$362.2
Online	46.6	41.7	124.9	106.7
Corporate expenses	(16.2)	(18.7)	(44.2)	(52.7)
Equity in loss of foreign e-commerce retailer	(3.6)	-	(8.9)	-
Amortization of intangible assets and favorable lease commitments	(11.6)	(12.0)	(35.5)	(38.1)
OPERATING EARNINGS	$150.3	$146.6	$402.5	$378.1

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 27,	April 28,	April 27,	April 28,
(dollars in millions)	2013	2012	2013	2012

Capital expenditures	$30.3	$35.2	$103.6	$108.6

Depreciation	$34.1	$32.6	$100.9	$95.7
Amortization of intangibles	$11.6	$12.0	$35.5	$38.1

Rent expense	$22.9	$22.8	$73.1	$69.8

EBITDA*	$196.0	$191.2	$538.9	$511.9

*For an explanation of EBITDA, see “Non-GAAP Financial Measure.”

NEIMAN MARCUS, INC.
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net earnings as reflected in the Company’s condensed consolidated statements of earnings prepared in accordance with GAAP to EBITDA:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 27,	April 28,	April 27,	April 28,
(dollars in millions)	2013	2012	2013	2012

Net earnings	$70.8	$62.6	$160.8	$151.1
Income tax expense	47.2	39.6	106.9	96.5
Interest expense, net	32.3	44.4	134.8	130.5
Depreciation expense	34.1	32.6	100.9	95.7
Amortization of intangible assets and favorable lease commitments	11.6	12.0	35.5	38.1
EBITDA	$196.0	$191.2	$538.9	$511.9

The Company presents the non-GAAP financial measure EBITDA because it uses this measure to monitor and evaluate the performance of its business and believes the presentation of this measure will enhance investors’ ability to analyze trends in its business, evaluate its performance relative to other companies in its industry and evaluate its ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation.

EBITDA is not a presentation made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing the Company’s senior secured asset-based revolving credit facility and senior secured term loan facility. EBITDA should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows as a measure of liquidity. EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, working capital needs; does not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; excludes tax payments that represent a reduction in cash available; and does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
Stacie Shirley, 214-757-2967
Senior Vice President – Finance
and Treasurer
or
Mark Anderson, 214-757-2934
Director – Finance